Exhibit 10.11

December 20, 2013

Elisa Steele

531 Patrick Way

Los Altos, CA 94022

Re:	Employment Terms

Dear Elisa,

Jive Software (the “Company”) is pleased to offer you the position of Executive Vice President, Chief Marketing Officer & Strategy:

Your base compensation will be $29,166 per month, which is equal to $350,000 annually, less payroll deductions and all required withholdings. In addition, you are eligible for a bonus up to $175,000 per year; for an annual target compensation of $525,000. Your bonus will be paid according to the terms and conditions of our executive bonus plan pursuant to metrics established by the Compensation Committee of our Board of Directors.

Subject to Board approval, you will be granted 375,000 restricted stock units. The Restricted Stock Units will be issued pursuant to the Company’s Stock Incentive Plan and standard form of stock option agreement, copies of which will be provided to you separately. The grant of 375,000 restricted stock units will vest quarterly over a four (4) year period, the first vesting will occur on or around May 16, 2014. In addition, you will be eligible to receive 30,000 restricted stock units which will vest in a single, one-year tranche based on a combination of continued service and performance (the “Performance RSU”). The performance period will be calendar year 2014, and vesting will be based on performance metrics established by the Compensation Committee of the Board of Directors. At the discretion of the Compensation Committee, the RSUs that are not earned based on performance in one year may be carried forward to the subsequent year.

In addition to the terms of this letter, you will be provided the benefits set forth in the attached Change of Control and Retention Agreement.

All of your responsibilities and actions will at all times be subject to the appropriate approval of the CEO and the Board of Directors of the Company (the “Board”), and you will be reporting directly to Tony Zingale, CEO.

You will be paid semi-monthly and you will be eligible for the standard Company benefits, which currently includes the following: medical insurance, dental insurance, life insurance, FlexTime, 401(k), and paid holidays. The standard Company benefits offerings may, at the Company’s discretion, be changed from time to time. Details about the current benefit plans are available for your review.

JIVESOFTWARE 325 Lytton Ave Suite 200, Palo Alto, CA 94301

o. 1.650.319.1920    f. 1.650.319.0796    www.jivesoftware.com

This offer is contingent on the satisfactory completion of your reference and background check, including verification of any employment references you have provided and your legal entitlement to work in the United States. If the Company is unable to obtain such verification following reasonable efforts to do so, your employment will be terminated immediately.

As a Company employee, you will be expected to abide by Company rules and policies, which will be communicated to you by the Company, and may be modified from time to time with notice at the Company’s discretion.

The Company’s regular business hours are 8am-5pm, however, you will likely be expected to work additional hours as required by the nature of your work assignments.

You will be employed as an “at-will employee” of the Company, which means that you or the Company may terminate your employment at any time for any reason or no reason, with or without cause, and with or without advance notice. This at-will employment arrangement cannot be modified in any way except by a writing signed by you and the Company’s Chief Executive Officer.

As a condition of your employment, you will be required to sign and return the Employee Proprietary Information and Inventions Agreement enclosed with this letter on your first day of employment.

Please sign and date this letter, and return via email to me at vicki.ryan@jivesoftware.com or fax to 503.296.2312.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Vicki Ryan
Vicki Ryan, SVP of Human Resources

Accepted:

/s/ Elisa Steele
Elisa Steele

December 20, 2013
Date

Attachment: Employee Proprietary Information and Inventions Agreement

JIVESOFTWARE 325 Lytton Ave Suite 200, Palo Alto, CA 94301

o. 1.650.319.1920    f. 1.650.319.0796    www.jivesoftware.com